QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

SUBSIDIARIES OF AIRNET SYSTEMS, INC.

Name of Subsidiary	State of Incorporation
Float Control, Inc.	Michigan
AirNet Management, Inc.	Ohio
Jetride, Inc.	Ohio

QuickLinks

  EXHIBIT 21
SUBSIDIARIES OF AIRNET SYSTEMS, INC.